                                                                    EXHIBIT 10.1

         Form of Subscription Agreement, as Amended, and Accepted by the

                          Company on December 20, 2005

                            ELCOM INTERNATIONAL, INC.
                                  10 Oceana Way
                                     Norwood
                               Massachusetts 02062

______________________
______________________
______________________
______________________

                                                                30 November 2005

Dear Sirs

SUBSCRIPTION OF _______ NEW COMMON SHARES OF $0.01 EACH ("SHARES") IN ELCOM INTERNATIONAL, INC. AT 1.5P PER SHARE (THE "SUBSCRIPTION")

1    SUBSCRIPTION

1.1 In reliance upon the warranties, representations and covenants set forth in paragraphs below, you have applied for the allotment and issue to you under regulation S ("Regulation S") of the United States Securities Act of 1933, as amended (the "US Securities Act") of _______ Shares (the "Subscription Shares") in Elcom International, Inc. ("Elcom" or the "Company") at a price of 1.5p per Subscription Share (the "Subscription Price") on and subject to the terms set out in this letter.

1.2 The subscription for the Subscription Shares by you shall be made conditional upon the admission ("Admission") of such shares to AIM, a market operated by London Stock Exchange plc ("AIM"), becoming effective in accordance with the rules for AIM ("AIM Rules") published by London Stock Exchange.

1.3 The Subscription Shares will be issued credited as fully paid subject to the terms and conditions of the certificate of incorporation and by-laws of Elcom and the terms of this letter and on issue will rank pari passu in all respects with the existing issued shares of common stock in the capital of the Company.

1.4 You represent and warrant to us that in agreeing to subscribe for the Subscription Shares you have relied only on publicly available information relating to Elcom and that you have not relied on any warranty or representation made by Elcom, or any of its directors, employees, agents or advisers save for any given in this letter.

1.5 Application will be made no later than 30 November 2005 for the Subscription Shares to be admitted to AIM. It is expected that Admission will become effective on 1 December 2005.

1.6 You agree that, without us having any liability to you (other than, in relation to Smith & Williamson Investment Management Limited ("SWIM"), in respect of payment of SWIM's costs and expenses pursuant to paragraph 7 below), we may, in our absolute discretion, exercise the right to terminate the Subscription without consulting you. If Admission has not become effective on or before 8.00 a.m. on 21 December 2005 your rights and obligations hereunder will cease and determine at such time, and any moneys transferred to SWIM pursuant to paragraph 3.1 in respect of the Subscription will be returned to you, without interest, and no claims may be made against us in respect thereof following receipt by you of such monies in cleared funds.

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1.7  In sending this subscription letter we are relying on your being either an
     "investment professional" within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or a company of a kind described in Article 49(2) of that Order or a person to whom this subscription letter may otherwise be sent lawfully without infringing the general restriction set out in section 21 of the Financial Services and Markets Act 2000 ("FSMA"). It is further sent on the understanding that you acknowledge for the purposes of FSMA that past performance is not a guide to future performance.

2    CONFIRMATIONS

2.1  You confirm, represent, warrant and undertake with Elcom:

     2.1.1 to subscribe for the Subscription Shares on the terms of this letter and to pay the Subscription Price (which, in relation to SWIM, as to L_____ shall be satisfied by the full and final release of the payment obligations of Elcom to SWIM under the various loans and advances, together with interest on the same, made by SWIM to Elcom);

     2.1.2 that save as expressly provided in this letter, your obligations are irrevocable and shall not be capable of rescission or termination by you in any circumstances;

     2.1.3 that you are not resident in Canada, Japan or Australia or a US person (within the meaning of Regulation S) and are not acting for the account or benefit of a US person (other than a distributor);

     2.1.4 that you are entitled to subscribe for the Subscription Shares under the laws of the United Kingdom which apply to you and that you have fully observed such laws and complied with all necessary formalities;

     2.1.5 that you are either an "investment professional" within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or a company of a kind described in
          Article 49(2) of that Order or a person to whom this subscription letter may otherwise be sent lawfully without infringing the general restriction in section 21 of FSMA and either you will acquire, manage or dispose of the Subscription Shares (as principal or agent) for the purposes of your business and that you are purchasing under the exemption provided by Regulation S;

     2.1.6 that the Subscription Shares will not for a period of one year after Admission be offered, resold, pledged or otherwise transferred by you (a "relevant transaction") except: (i) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S, (ii) pursuant to an effective registration statement under the US Securities Act, or (iii) if the registration requirements of the US Securities Act would otherwise apply to the relevant transaction, pursuant to a relevant exemption from that Act and otherwise in accordance with all applicable securities laws of the states of the United States;

     2.1.7 that you will notify any purchaser of the Subscription Shares from you of the resale restrictions referred to in paragraph 2.1.6 above, if then applicable;

     2.1.8 that, in any proposed transfer of Subscription Shares by you (other than pursuant to an effective registration statement), you acknowledge that the transferee of the Subscription Shares may if so required in order to ensure compliance with the US Securities Act, be obliged to provide certifications and other documentation relating to the non-US person status of such transferee and such other agreement and documentation as may be reasonably required by the Company or its transfer agent;

     2.1.9 that you acknowledge that the Subscription Shares will bear a restrictive legend, unless the Company determines otherwise in compliance with applicable US law; and

     2.1.10 that you are not otherwise resident in any other territory in which it is unlawful to make an offer to subscribe for Subscription Shares or to reply to this letter.

2.2  You further represent, warrant and undertake to Elcom and acknowledge that:

     2.2.1 you are aware of, and have complied with, any obligations you have under the Criminal Justice Act 1993 and section 118 of FSMA, to the extent applicable to you in relation to the Company and the Subscription Shares;

     2.2.2 you will be acquiring the Subscription Shares for your own account as principal or for a discretionary account or accounts (as to which you have the authority to make and do make the statements in this subscription letter) for investment purposes only;

     2.2.3 you agree to comply with any applicable rules and regulations of AIM and the US securities and exchange commission; and

     2.2.4 this subscription letter and the enclosed form of confirmation is, and any contract which may be entered into between you and ourselves pursuant hereto shall be, governed by and construed in accordance with the laws of England and that you submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or related to this subscription letter or such contract.

3    PAYMENT AND SETTLEMENT

3.1 You will be required to arrange payment of the balance of the Subscription Price (not, in the case of SWIM, satisfied by the release of the payment obligations of Elcom to SWIM under the loans referred to in paragraph 2.1.1) for value to the following account of SWIM by no later than the close of business on the business day after the date of this letter:

     Bank:       Royal Bank of Scotland plc
     Branch:     London City Office
     Sort Code:  15-10-00
     Account No: 17487046
     A/C name:   Smith & Williamson Investment Management Limited
     Ref:        Elcom

     Subject to Admission becoming effective no later than 8.00am on 21 December 2005 and delivery by the Company of the documents referred to in paragraph 3.2, SWIM is authorised by you to pay the monies due on account of the Subscription Price for value to the account of Elcom Systems Limited at National Westminster Bank plc, Slough branch, sort code 60-19-28, account number 80812732 not later than the business day after Admission. If, for any reason, Admission has not become effective prior to 8.00am on 5 December 2005, the Subscription will not be effected and shall be terminated and any monies paid in respect of the Subscription Shares will be refunded, without interest, in accordance with paragraph 1.6.

     For the avoidance of doubt Smith & Williamson Corporate Finance Limited which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as nominated adviser to Elcom for the purposes of the AIM Rules to the Company and is not acting for any other person in connection with the matters described in this document and will not therefore be responsible to any other person for providing the protections afforded to customers of Smith & Williamson Corporate Finance Limited or advising in connection with the matters described in this document.

3.2 There shall be delivered to Eversheds LLP of Senator House, 85 Queen Victoria Street, London EC4V 4JL, against payment or satisfaction of the Subscription Price, certified copies of the following documents:

     3.2.1 minutes of a meeting of the board of directors of Elcom approving and authorising execution of this letter on behalf of the Company and the minutes of a meeting of the Board of Directors of the Company appointing a committee of the Board "Committee" to authorise and approve the form of new service agreements for Messrs Crowell and Halnen and the limitation of the number of shares of Common Stock of the Company that may be granted to any one person to 800,000 shares of common stock of the Company during the period from one Annual Meeting of Stockholders to the next Annual Meeting of Stockholders;

     3.2.2 the new service agreements for Messrs Crowell and Halnen referred to at paragraph 3.2.1, duly executed by the parties thereto in the agreed form;

     3.2.3 the accrued salary payment agreement for Robert J Crowell, duly executed by the parties thereto in the agreed form (the "Accrued Salary Agreement"); and

     3.2.4 the resolutions by which section 2 of the bye-laws of the Company are amended in the agreed form, duly approved and adopted.

3.3 A certificate or certificates in respect of the Subscription Shares issued in certificated form for each of the account designations notified by you prior to allotment will be delivered to you as soon as practicable after Admission.

4    MONEY LAUNDERING

4.1 It is a term of the agreement evidenced by this subscription letter that, to ensure compliance with the Money Laundering Regulations 2003, SWIM may, in its absolute discretion, require verification of your identity to the extent that you have not already provided the same. Pending the provision to SWIM of evidence (if so requested) of identity, definitive certificates for the Subscription Shares may be retained/delayed at our absolute discretion. If within a reasonable time after a request for verification of identity SWIM have not received satisfactory evidence, we may, in our absolute discretion terminate your commitment in which event the monies payable on acceptance of the allotment will, if paid, be returned without interest to the account of the drawee bank from which they were originally debited.

5    REPRESENTATIONS OF ELCOM

In consideration of the subscription for the Subscription Shares by you, the Company represents, warrants and undertakes with you in the terms set forth below:

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5.1  the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted;

5.2 the authorised capital of the Company, as increased by the Annual General Meeting of the Company held on 29 June 2005, consists currently (and will consist immediately prior to Admission) of 500 million Shares 61,812,569 of which are (and will be immediately prior to Admission) issued and outstanding. All of the outstanding Shares have been duly authorised, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The Company holds 530,709 Shares in treasury;

5.3 all corporate actions to be taken by the Company's Board of Directors in order to authorise the Company to execute this subscription letter and the service agreements and accrued salary agreement referred to at paragraph
     3.2 above have been validly taken. Each of Robert J. Crowell, John Halnen and William Smith have all necessary authority and power to take whatever actions are necessary to approve and execute any documents associated with the Admission. Robert J. Crowell, William W. Smith and John E. Halnen each hold valid and binding powers of attorney for each other in regards to matters necessary to complete the Admission;

5.4 Messrs. Crowell and Smith, as of this date, have each loaned the Company $120,000 and the interest rates on these loans are 8%. The loans are secured. Mr. Crowell's $120,000 loan plus accrued interest (which shall cease to accrue from the date of Admission) will be repaid by the Company following Admission. Mr. Smith's loan of $120,000 plus accrued interest (which shall cease to accrue from the date of Admission) will be converted to Elcom common shares at a price of not less than the Subscription Price, under Regulation D under the U.S Securities Act 1933, as soon as is practicable after Admission and, in any event, within 30 days after Admission;

5.5 in order to separate the Chairman of the Board function from the Chief Executive function, following current corporate governance good practices in the U.K. and to provide for a more strategic role for Mr. Crowell, with effect from Admission, John Halnen will become the Company's President and CEO, reporting to the Board of Directors or a committee thereof, and Mr. Crowell will continue as Chairman of the Board of the Company on a one day per week commitment or equivalent hours (unless a requirement is approved by the Board for more time);

5.6 with effect from Admission, Mr. Halnen and Mr Crowell will enter into their new service agreements;

5.7 the audited consolidated financial statements of the Company and its subsidiaries for the year ended 31 December 2004 were prepared on a historical cost convention in accordance with the requirements of all relevant statutes and generally accepted accounting principals and practices applicable or prevailing in the United States of America and (except as disclosed or stated therein), gave a true and fair view of the assets and liabilities of the Company and its subsidiaries at the relevant balance sheet date and of their results and profits and changes in cash flows for the financial period ended on such date;

5.8 all announcements and information published by the Company through a Regulatory Information Service (within the meaning of the AIM Rules) or filed with the Securities and Exchange Commission ("Commission") since the date of publication of the last audited accounts of the Company, were when made and remain true and accurate and not misleading and all expressions of opinion, intention and expectation contained therein were when made and remain fair and honestly held by the Directors and were made on reasonable grounds after due and careful inquiry;

5.9 save as disclosed in any announcements or information referred to in paragraph 5.7 and 5.8 there has been no material adverse change in the Company's financial position, business or prospects since the date of publication of the last audited accounts of the Company;

5.10 the limit of 800,000 on the number of Incentive Stock Options that may be granted to each employee between Annual General Meetings shall neither be removed nor increased nor shall the Accrued Salary Agreement be varied or amended without the prior approval of shareholders in general meeting (or as required by law);

5.11 the issue of the Subscription Shares pursuant to this letter will not exceed or infringe any borrowing limits, powers or restrictions of, or the terms of any contract, agreement, security, obligation or commitment or arrangement binding upon the Company or any of its properties, revenues or assets, or result in the imposition or variation of any rights or obligations of or in relation to the Company;

5.12 the Subscription Shares will be issued free of expenses together with all rights attaching thereto and free and clear of all liens, charges and encumbrances; and

5.13 save insofar as any matters that will be fully rectified by completion of your subscription for the Subscription Shares and the receipt of the monies, the Company has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against the Company for its winding-up or dissolution, or for the Company to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver and/or manager, trustee or similar officer of the Company in any jurisdiction or of its interests, properties, revenues or assets and no distress, execution or other similar process has been commenced or undertaken in respect of the Company in any jurisdiction.

6.   DEMAND REGISTRATION

6.1 If the Company shall receive at any time after the expiry of six months after Admission, a written request from a holder of any Registrable Shares (as defined below) that the Company file a registration statement under the U.S. Securities Act covering the registration of at least twenty-five percent (25%) of the Registrable Shares (as defined below) then outstanding (a "Demand Registration"), then the Company shall, subject to the limitations of paragraph 6.2, effect as soon as reasonably practicable the registration under the U.S. Securities Act of all of the Registrable Shares which such shareholder requests to be registered. For purposes of this paragraph 6, "Registrable Shares" means (i)


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

     the Subscription Shares issued hereunder, (ii) any additional Shares acquired by such shareholder, and (iii) any Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Shares referenced in (i) and (ii) above; provided however, that Registrable Shares shall not include any Shares that have been sold to the public either pursuant to a registration statement or an exemption from registration under the U.S. Securities Act (including Rule 144), that have been sold in a private transaction in which the transferor's rights hereunder are not assigned or that may then be sold by the shareholder in a single transaction pursuant to Rule 144(k).

6.2 If the Company determines in good faith that the Company has insufficient capital to affect a Demand Registration or, based upon the advice of counsel, that the use of a Demand Registration would result in a disclosure of information that would materially and adversely affect any proposed or pending material acquisition, merger, business combination or other material transaction involving the Company and that such disclosure is not in the best interests of the Company and its stockholders, the Company shall have the right (i) to postpone (or, if necessary or advisable, withdraw) the filing, or delay the effectiveness, of a registration statement relating to the Demand Registration (the "Registration Statement"), (ii) to fail to keep such Registration Statement continuously effective and (iii) not to amend or supplement the Registration Statement or included prospectus after the effectiveness of the Registration Statement; provided that the actions under (i), (ii), or (iii) shall not exceed 90 days. The Company shall advise you of any such determination as promptly as practicable.

6.3  The Company may include in any registration requested pursuant to paragraph
     6.1 hereof other securities for sale for its own account or for the account of another person, provided that such inclusion shall not affect the number or price of Registrable Shares that can be sold in the related offering. In addition, the Company shall have the right to register any other shares it deems necessary, for example, shares underlying stock options. If at anytime the Company proposes to file a registration statement under the U.S. Securities Act with respect to a public offering of its common stock for its own account (other than a registration statement (i) on Form S-8 or any successor form thereto, (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or (iii) on Form S-4 or any successor form thereto in connection with a merger, acquisition, exchange offer or similar transaction) or for the account of any other holder of common stock of the Company, then the Company shall provide you written notice of such proposed offering at least 30 days before the anticipated filing date and shall register for resale all or any portion of your Registrable Shares as you so desire, on the same terms and conditions as the offering by the Company or other stockholder (a "Piggyback Registration"); provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 6.3 without obligation to you. If the registration for which the Company gives notice pursuant to this Section 6.3 is a registered public offering involving an underwriting, (x) your right to include Registrable Shares in such registration pursuant to this Section
     6.3 shall be conditioned upon your participation in such underwriting on the terms set forth herein and (y) you and all other shareholders including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company. If any shareholder who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its shares from such registration statement and underwriting. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by you and other such shareholders shall be excluded from such registration statement and underwriting to the extent deemed advisable by the managing underwriter.

6.4 Any request for a Demand or Piggyback Registration under this paragraph 6, may be withdrawn without such Registration being deemed to have been effected (and, therefore, requested) for purposes of this paragraph 6, (i) prior to the time the Registration Statement in respect of such Demand Registration or Piggyback Registration has been declared effective, (ii) upon the issuance by a governmental agency or the Commission of a stop order, injunction or other order which interferes with such Demand Registration or Piggyback Registration or (iii) upon the Company availing itself of paragraph 6.2 hereof. Notwithstanding the foregoing, a Demand Registration requested by such holders of Registrable Shares shall be deemed to have been effected (and, therefore, requested) for purposes of paragraph 6 hereof if the holders of Registrable Shares withdraw any Demand Registration request pursuant to paragraph 6.1 hereof after the Commission filing fee is paid in full with respect to all Registrable Shares requested to be registered.

6.5 The Company is obligated to effect only two Demand Registrations pursuant to this Section 6. You shall be entitled to an unlimited number of Piggyback Registrations.

6.6 The Company shall bear the expenses related to the performance of its obligations under this paragraph 6. Each holder of Registrable Shares shall bear its pro rata portion of underwriters' discounts, each holder's individual legal costs and commissions and transfer taxes, if any, relating to the Registrable Shares.

6.7 In the event the Registrable Securities are included in a registration statement pursuant to this Section 6, to the extent permitted by law, the Company will indemnify and hold harmless you, and each of your affiliates, directors, officers, or partners against any losses, claims, damages, liabilities, judgments, costs (including costs of investigation and reasonable attorneys' fees) and expenses ("Losses") incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the registration statement (including in any prospectus contained therein), (ii) any omission or alleged omission to therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, or any rule or regulation promulgated thereunder; provided, however, the Company shall not be liable to the extent that any such Losses arises out of or based upon untrue statements, omissions or violations resulting from information provided in writing to the Company by you expressly for use in any such registration statement.

7. The reasonable costs and expenses incurred by SWIM in relation to its subscription for the Subscription Shares, including its legal costs shall be borne by the Company and SWIM is authorised in that connection to deduct such costs and expenses out of the subscription monies, which are to be transmitted to SWIM's account pursuant to paragraph 3.1, in the amount notified and approved by us prior to Admission. To the extent not otherwise deducted as aforesaid, such costs and expenses shall in any event be payable in full within seven days of written demand.

Yours faithfully

for and or behalf of
ELCOM INTERNATIONAL, INC.

Accepted on December 20, 2005

                            ELCOM INTERNATIONAL, INC.
                                  10 Oceana Way
                                     Norwood
                               Massachusetts 02062


______________________
______________________
______________________
______________________

                                                              ____ December 2005

Dear Sirs

SIDE LETTER PURSUANT TO A SUBSCRIPTION LETTER (THE "SWIM SUBSCRIPTION LETTER") DATED 30 NOVEMBER 2005 RELATING TO THE SUBSCRIPTION OF NEW COMMON SHARES OF $0.01 EACH ("SHARES") IN ELCOM INTERNATIONAL, INC. ("ELCOM") AT 1.5P PER SHARE (THE "SUBSCRIPTION")

1 All terms defined in the SWIM Subscription Letter shall have the same meaning in this letter unless the context otherwise require.

2 In relation to the Subscription pursuant to the SWIM Subscription Letter, SWIM and Elcom agree that an additional L1,400.07 of the Subscription Price payable by SWIM to Elcom shall (when taken together with the sum set out in paragraph 2.1.1 of the SWIM Subscription Letter) be satisfied by the full and final release of the payment obligations of Elcom to SWIM (or any related fund or entity) under certain loans and advances made by SWIM to Elcom (or any related fund or entity), as evidenced by the promissory notes issued by Elcom in relation to the same.

3 Immediately upon receipt by Elcom of the Subscription monies, Elcom shall repay to SWIM L230,000 plus accrued interest, in repayment of certain outstanding loans made by SWIM (or any related fund or entity) to Elcom, as evidenced by the promissory notes issued by Elcom in relation to the same,. Immediately upon receipt of such monies by SWIM, all promissory notes (including the promissory notes repaid and cancelled pursuant to paragraph 2 above) issued by Elcom to SWIM (or any related fund or entity) shall be deemed repaid and cancelled and SWIM shall, as soon as reasonably practicable thereafter, return (or procure the return of) each such repaid and cancelled promissory note to Elcom.

4 This letter shall be governed by English law under the exclusive jurisdiction of the English courts.

Yours faithfully


-------------------------------------

for and or behalf of
ELCOM INTERNATIONAL, INC.

Accepted on December 20, 2005

Acknowledged and agreed by:


-------------------------------------
for and or behalf of

-------------------------------------

Dated:      December 2005
       ----


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

                              FORM OF CONFIRMATION

To:

The Directors
Elcom International, Inc.
10 Oceana Way
Norwood
Massachusetts 02062

Dear Sirs

SUBSCRIPTION OF _______ NEW COMMON SHARES OF $0.01 EACH IN ELCOM INTERNATIONAL, INC. AT 1.5P PER SHARE (THE "SUBSCRIPTION SHARES")

We hereby irrevocably undertake and agree to subscribe for the Subscription Shares on the terms and conditions set out in your letter of [_______] November 2005 (the "Subscription Letter") the terms and conditions of which, and the defined terms used therein, are, by reference, incorporated into this form of confirmation.

In particular (but without limitation) we confirm that in agreeing to subscribe for the Subscription Shares we have relied only on publicly available information relating to Elcom and that we have not relied on any warranty or representation made by Elcom, or any of its directors, employees, agents or advisers save for any given in the Subscription Letter. We confirm that in applying for the Subscription Shares we are able to give the confirmations, undertakings, representations and warranties set out in the Subscription Letter. We also confirm that we have obtained all necessary consents to enable us to subscribe for the Subscription Shares and to perform our obligations specified in the Subscription Letter. We confirm that we will provide you with such information as you may require in order to comply with your obligations under the Money Laundering Regulations 2003.

Yours faithfully


-------------------------------------
for and or behalf of

Dated:                   2005
       -----------------

The registration details for the Subscription Shares are set out below:

Registered name: _______________________________________________________________

Registered address: ____________________________________________________________

                    ____________________________________________________________


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